Exhibit 99

Jefferies Reports Fiscal First Quarter 2016 Financial Results

NEW YORK--(BUSINESS WIRE)--March 15, 2016--Jefferies Group LLC today announced financial results for its fiscal first quarter 2016 and a summary of developments in its fiscal second quarter to date.

Highlights for the three months ended February 29, 2016:

  Investment Banking Net Revenues of $231 million
  Total Sales and Trading Net Revenues of $59 million
  Total Net Revenues of $299 million
  Net Loss of $167 million (tax rate 33.3%), primarily attributable to an approximately $90 million after-tax difference in results this year related to two listed equity block positions, including KCG, and our share of the results of our Jefferies Finance joint venture, as compared to our results from the same items for last year's fiscal first quarter

Early indications for the three months ended May 31, 2016:

  Business conditions improved in late February and in the first half of March
  Total Sales and Trading Net Revenues for the first ten trading days are averaging above our recent periods' mean results
  Investment Banking backlog is above recent levels
  We have recorded $18 million in markups so far this quarter in the two listed equity block positions, including KCG, mentioned above

Rich Handler, Chairman and Chief Executive Officer, and Brian Friedman, Chairman of the Executive Committee, commented: "Our overall first quarter results reflect an exceptionally volatile and turbulent market environment during our first fiscal quarter, although our core businesses performed reasonably, considering the environment. A quiet December was followed by an extremely challenging January and first few weeks of February. Almost every asset class, including equities and fixed income, suffered significantly amid concerns about the pace of global economic growth, outflows from the high yield market, forced selling from hedge funds, uncertainty over China, a potential Brexit, and an overall void in liquidity. New issue equity and leveraged finance capital markets were virtually closed throughout January and February, which resulted in many of our potential Investment Banking capital markets transactions being postponed until some stability returns to the markets. As we have done through many other turbulent periods in our history, we reduced our already smaller balance sheet to continue to reduce risk during this difficult period. We are humbled by Jefferies' quarterly loss and will strive to deliver the better results that our shareholders deserve and Jefferies is more than capable of achieving.

While we are early in the second quarter and one can never predict the future, it appears markets have not only stabilized, but aggressively snapped back. Bank holding company stocks in the U.S. and globally have halted their sell-off, high yield inflows have been at record levels, hedge funds appear to have stabilized, equity markets have rebounded, and energy/commodity prices have improved significantly. We are experiencing mark-ups in our block equity positions and believe there may be potential upside in the value of the loans held for sale in Jefferies Finance should the current market tone continue. Our core businesses are performing well, with total sales and trading net revenues for the first ten trading days of our second quarter averaging above our recent periods' mean results, and our investment banking backlog is stronger.

With our strong financial condition and solid operating franchise, as well as continuing developments among our competitors that favor our model, we are optimistic about Jefferies' future. The recent challenges, together with other issues that are unique to them, have been causing many of our primary competitors to adapt their business strategy, shrink aggressively, and focus on their other core operating businesses, such as retail and commercial banking. We believe there is a significant long term-opportunity for Jefferies to be even more relevant and gain further market share in serving our clients.

Our core equity business performed reasonably well during the quarter, despite the challenging environment. Although our Equities revenues declined to $2 million for the quarter from $203 million for the first quarter of 2015, this was primarily attributable to a $145 million difference in net revenues related to two listed equity block positions, including KCG, and our share of the results of our Jefferies Finance joint venture. The two equity block positions generated pre-tax, mark to market losses during the quarter that totaled $82 million, $67 million of which is unrealized, including KCG, which was written down by $37 million. This compares to the combined net revenues of the same positions of positive $30 million during the first quarter of 2015, a year-on-year decline of $112 million. In the first ten trading days of March, the same two positions have increased in value by $18 million, 22% of the first quarter's markdowns. Inception to date net revenues in respect of KCG is $259 million and a loss of $10 million for the other block position. That position was reduced in size by 38% during the first quarter.

Our share of the results generated by our 50% corporate lending joint venture with Mass Mutual, Jefferies Finance, which is recorded in our Equity net revenues line, was a loss of $22 million for the first quarter of 2016, compared to positive net earnings of $11 million for the first quarter of 2015, a year-on-year decline of $33 million. Leverage lending activity and related liquidity was very muted during the quarter, and two loans Jefferies Finance closed during the quarter and held for sale as of the end of the quarter were marked down by a total of $38 million. That is reflected in our share of Jefferies Finance's results. The two loans held for sale in Jefferies Finance as of the end of February 2016 were marked at prices believed to be required to clear their sale, with the potential for gains should markets improve prior to sell-down. Jefferies Finance's equity is $949 million. Jefferies Finance is highly liquid and positioned well to serve our clients in this important business as the market recovers. We recently strengthened our Leveraged Finance origination team and expect to grow further our presence in this segment.

Fixed Income net revenues for the first quarter were $57 million, an improvement over the $9 million recorded for last year’s fourth quarter, despite markdowns in less liquid positions. We expect continued improvement in our fixed income results in coming quarters.

Investment banking net revenues for the first quarter were $231 million, compared to $272 million for the first quarter of 2015, a decline of $41 million. This is substantially a result of Equity Capital Markets net revenues for the first quarter being $44 million versus $79 million for the comparable quarter in 2015, a reduction of $35 million. As equity prices fell during the quarter, a significant portion of equity capital markets activity was postponed to future periods. Our second quarter backlog is solid.

Consistent with our strategy, our balance sheet, liquidity and key risk metrics ended the quarter at even more conservative levels than after we took aggressive actions in fourth quarter 2015. Our balance sheet at February 29, 2016 was $35.2 billion, down $3.4 billion from 2015 year-end and $8.6 billion from the year ago period. We estimate period-end tangible leverage to be 9.8 times. We continue to have ample excess liquidity. At the end of the first quarter our liquidity buffer was about $4.3 billion and represented 12.9% of gross tangible assets. We repaid our $350 million March debt maturity today from cash on hand and have retired a net $784 million of debt in the last six months. Our Level 3 assets decreased 10% to $489 million, from the year end level of $542 million and represents 3.6% of inventory. Average VaR for the quarter of $8.4 million was lower by 13%, compared to $9.7 million for the fourth quarter."

The attached financial tables should be read in conjunction with our Annual Report on Form 10-K for the year ended November 30, 2015. Amounts herein pertaining to February 29, 2016 represent a preliminary estimate as of the date of this earnings release and may be revised in our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2016.

This release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future results and performance, including our future market share and expected financial results. It is possible that the actual results may differ materially from the anticipated results indicated in these forward-looking statements. Please refer to our most recent Annual Report on Form 10-K for a discussion of important factors that could cause actual results to differ materially from those projected in these forward-looking statements.

Jefferies, the world's only independent full-service global investment banking firm focused on serving clients for over 50 years, is a leader in providing insight, expertise and execution to investors, companies and governments. Our firm provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income and foreign exchange, as well as wealth management, in the Americas, Europe and Asia. Jefferies Group LLC is a wholly-owned subsidiary of Leucadia National Corporation (NYSE:LUK), a diversified holding company.

JEFFERIES GROUP LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in Thousands)
(Unaudited)

	Quarter Ended
	February 29, 2016	November 30, 2015	February 28, 2015

Revenues:
Commissions and other fees	$155,824	$146,288	$166,922
Principal transactions	(103,373)	(38,534)	105,477
Investment banking	230,930	372,930	271,995
Asset management fees and investment income (loss) from managed funds	9,530	8,020	(9,837)
Interest income	221,945	221,962	228,870
Other revenues	(21,751)	(8,736)	19,905
Total revenues	493,105	701,930	783,332
Interest expense	194,118	188,843	191,660
Net revenues	298,987	513,087	591,672

Non-interest expenses:
Compensation and benefits	349,743	284,647	365,215

Non-compensation expenses:
Floor brokerage and clearing fees	40,479	40,680	55,080
Technology and communications	64,989	78,918	72,387
Occupancy and equipment rental	24,585	26,567	24,184
Business development	24,854	27,098	21,937
Professional services	23,512	27,613	24,256
Other	20,701	18,026	15,729
Total non-compensation expenses	199,120	218,902	213,573
Total non-interest expenses	548,863	503,549	578,788
Earnings (loss) before income taxes	(249,876)	9,538	12,884
Income tax expense (benefit)	(83,107)	(10,572)	331
Net earnings (loss)	(166,769)	20,110	12,553
Net earnings attributable to noncontrolling interests	44	148	871
Net earnings (loss) attributable to Jefferies Group LLC	$(166,813)	$19,962	$11,682

Pretax operating margin	(83.6)%	1.9%	2.2%
Effective tax rate	33.3%	(110.8)%	2.6%

JEFFERIES GROUP LLC AND SUBSIDIARIES
SELECTED STATISTICAL INFORMATION
(Amounts in Thousands, Except Other Data)
(Unaudited)

	Quarter Ended
	February 29, 2016	November 30, 2015	February 28, 2015
Revenues by Source
Equities	$1,745	$122,693	$203,479
Fixed income	56,782	9,444	126,035
Total sales and trading	58,527	132,137	329,514

Equity	43,999	93,547	79,071
Debt	57,273	68,705	60,876
Capital markets	101,272	162,252	139,947
Advisory	129,658	210,678	132,048
Total investment banking	230,930	372,930	271,995

Asset management fees and investment income (loss) from managed funds:
Asset management fees	11,205	5,864	13,985
Investment (loss) income from managed funds	(1,675)	2,156	(23,822)
Total	9,530	8,020	(9,837)
Net revenues	$298,987	$513,087	$591,672

Other Data
Number of trading days	61	63	61
Number of trading loss days	17	22	11
Number of trading loss days excluding KCG	12	23	9

Average firmwide VaR (in millions) (A)	$8.37	$9.72	$13.27
Average firmwide VaR excluding KCG (in millions) (A)	$6.69	$8.46	$9.29

(A)	VaR estimates the potential loss in value of our trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value at risk" in Part II, Item 7 "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended November 30, 2015.

JEFFERIES GROUP LLC AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Amounts in Millions, Except Where Noted)
(Unaudited)

	Quarter Ended
	February 29, 2016	November 30, 2015	February 28, 2015

Financial position:
Total assets (1)	$35,193	$38,564	$43,785
Average total assets for the period (1)	$44,669	$48,722	$49,862
Average total assets less goodwill and intangible assets for the period (1)	$42,796	$46,835	$47,961

Cash and cash equivalents (1)	$2,600	$3,510	$3,340
Cash and cash equivalents and other sources of liquidity (1) (2)	$4,290	$5,081	$4,647
Cash and cash equivalents and other sources of liquidity - % total assets (1) (2)	12.2%	13.2%	10.6%
Cash and cash equivalents and other sources of liquidity - % total assets less goodwill and intangible assets (1) (2)	12.9%	13.9%	11.1%

Financial instruments owned (1)	$13,630	$16,559	$19,099
Goodwill and intangible assets (1)	$1,869	$1,882	$1,900

Total equity (including noncontrolling interests)	$5,262	$5,509	$5,466
Total member's equity	$5,261	$5,482	$5,427
Tangible member's equity (3)	$3,392	$3,600	$3,527

Level 3 financial instruments:
Level 3 financial instruments owned (1) (4) (5)	$489	$542	$540
Level 3 financial instruments owned - % total assets (1) (5)	1.4%	1.4%	1.2%
Total Level 3 financial instruments owned - % total financial instruments (1) (5)	3.6%	3.3%	2.8%
Level 3 financial instruments owned - % tangible member's equity (1) (5)	14.4%	15.1%	15.3%

Other data and financial ratios:
Total capital (1) (6)	$10,588	$10,797	$11,191
Leverage ratio (1) (7)	6.7	7.0	8.0
Adjusted leverage ratio (1) (8)	8.5	8.7	10.1
Tangible gross leverage ratio (1) (9)	9.8	10.2	11.9
Leverage ratio - excluding impacts of the Leucadia transaction (1) (10)	8.6	8.8	10.1

Number of trading days	61	63	61
Number of trading loss days	17	22	11
Number of trading loss days excluding KCG	12	23	9
Average firmwide VaR (11)	$8.37	$9.72	$13.27
Average firmwide VaR excluding KCG (11)	$6.69	$8.46	$9.29

Number of employees, at period end	3,439	3,557	3,936

JEFFERIES GROUP LLC AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS - FOOTNOTES

(1)	Amounts pertaining to February 29, 2016 represent a preliminary estimate as of the date of this earnings release and may be revised in our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2016.

(2)	At February 29, 2016, other sources of liquidity include high quality sovereign government securities and reverse repurchase agreements collateralized by U.S. government securities and other high quality sovereign government securities of $1,061 million, in aggregate, and $629 million, being the total of the estimated amount of additional secured financing that could be reasonably expected to be obtained from our financial instruments that are currently not pledged at reasonable financing haircuts. At February 28, 2015 amounts also included additional funds that were available under the committed senior secured revolving credit facility available for working capital needs of Jefferies Bache. The corresponding amounts included in other sources of liquidity at November 30, 2015 were $1,266 million and $305 million, respectively, and at February 28, 2015, were $911 million and $396 million, respectively.

(3)

Tangible member's equity (a non-GAAP financial measure) represents total member's equity less goodwill and identifiable intangible assets. We believe that tangible member's equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible member's equity, making these ratios meaningful for investors.

(4)	Level 3 financial instruments represent those financial instruments classified as such under Accounting Standards Codification 820, accounted for at fair value and included within Financial instruments owned.

(5)	In May 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-07, “Fair Value Measurement (Topic 820) - Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent).” The guidance removes the requirement to include investments in the fair value hierarchy for which the fair value is measured at net asset value using the practical expedient under “Fair Value Measurements and Disclosures (Topic 820).” The guidance also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value practical expedient. Rather, those disclosures are limited to investments for which we have elected to measure the fair value using that practical expedient. The guidance is effective retrospectively and we have early adopted this guidance during the second quarter of fiscal 2015.

(6)	At February 29, 2016, November 30, 2015 and February 28, 2015, total capital includes our long-term debt of $5,326 million, $5,288 million and $5,725 million, respectively, and total equity. Long-term debt included in total capital is reduced by amounts outstanding under the revolving credit facility, amounts that are non-recourse to Jefferies Group LLC and the amount of debt maturing in less than one year, where applicable.

(7)	Leverage ratio equals total assets divided by total equity.

(8)	Adjusted leverage ratio (a non-GAAP financial measure) equals adjusted assets divided by tangible total equity, being total equity less goodwill and identifiable intangible assets. Adjusted assets (a non-GAAP financial measure) equals total assets less securities borrowed, securities purchased under agreements to resell, cash and securities segregated, goodwill and identifiable intangibles plus financial instruments sold, not yet purchased (net of derivative liabilities). At February 29, 2016, November 30, 2015 and February 28, 2015, adjusted assets were $28,920 million, $31,675 million and $35,976 million, respectively. We believe that adjusted assets is a meaningful measure as it excludes certain assets that are considered of lower risk as they are generally self-financed by customer liabilities through our securities lending activities.

(9)	Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and identifiable intangible assets divided by tangible member's equity. The tangible gross leverage ratio is used by rating agencies in assessing our leverage ratio.

(10)	Leverage ratio - excluding impacts of the Leucadia transaction (a non-GAAP financial measure) is calculated as follows:

	February 29,	November 30,	February 28,
$ millions	2016	2015	2015
Total assets	$35,193	$38,564	$43,785
Goodwill and acquisition accounting fair value adjustments on the transaction with Leucadia	(1,957)	(1,957)	(1,957)
Net amortization to date on asset related purchase accounting adjustments	128	124	112
Total assets excluding transaction impacts	$33,364	$36,731	$41,940

Total equity	$5,262	$5,509	$5,466
Equity arising from transaction consideration	(1,426)	(1,426)	(1,426)
Preferred stock assumed by Leucadia	125	125	125
Net amortization to date of purchase accounting adjustments, net of tax	(63)	(52)	(20)
Total equity excluding transaction impacts	$3,898	$4,156	$4,145

Leverage ratio - excluding impacts of the Leucadia transaction	8.6	8.8	10.1

(11)	VaR estimates the potential loss in value of our trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value at risk" in Part II, Item 7 "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended November 30, 2015.

CONTACT:
Jefferies Group LLC
Peregrine C. Broadbent, 212-284-2338
Chief Financial Officer